Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “General Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and to the use of our report dated July 27, 2011 on the May 31, 2011 financial statements of the Guggenheim Strategic Opportunities Fund included in the Registration Statement (Form N-2 Registration No. 333-168044) and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933.

     /s/ Ernst & Young LLP

Chicago, Illinois
December 16, 2011